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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Electronics Boutique Holdings Corp.:

We consent to the incorporation by reference herein of our report dated March 15, 2001, relating to the consolidated balance sheets of Electronics Boutique Holdings Corp. and subsidiaries as of February 3, 2001 and January 29, 2000, and the related consolidated statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended February 3, 2001, and the related financial statement schedule, which report appears in the February 3, 2001 annual report on Form 10-K of Electronics Boutique Holdings Corp.

Philadelphia, Pennsylvania
November 20, 2001